CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ivy Variable Insurance Portfolios on Form N-1A of our report dated February 12, 2021, relating to the financial statements and financial highlights of Ivy VIP Asset Strategy and Ivy VIP Balanced, each a series of Ivy Variable Insurance Portfolios, appearing in the Annual Report on Form N-CSR of Ivy Funds for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 22, 2021

Consent of Independent Registered Public Accounting Firm

We consent to the references to us under the headings “Custodial and Auditing Services” and “Financial Statements” in this Registration Statement on Form N-1A of Ivy Variable Insurance Portfolios.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 23, 2021